Exhibit 10.39

THE WESTERN UNION COMPANY
INCENTIVE AWARD ACCEPTANCE AGREEMENT

Pursuant to The Western Union Company Senior Executive Annual Incentive Plan (the “Plan”), ______________ (“the Participant”) has been identified as eligible to participate in the Plan for the Performance Period set forth below and has been determined to be eligible to receive the Incentive Award described below. Certain terms and conditions of the Incentive Award are set forth immediately below in this Incentive Award Acceptance Agreement. Other terms and conditions are set forth in the Incentive Award Agreement which is appended to this Incentive Award Acceptance Agreement. The Incentive Award Acceptance Agreement and the Incentive Award Agreement are together the “Agreement” which is made and entered into between The Western Union Company, a Delaware corporation (“the Company”), and the Participant as of the beginning of the Performance Period set forth below. Capitalized terms not otherwise defined in this Incentive Award Acceptance Agreement are defined in the Plan or the Incentive Award Agreement.

Maximum Award:	___% of the Incentive Pool

Target Award:	[________________]

Performance Period:	[________________]

Incentive Pool:	[________________]

Cash Incentive Award:	[________________]

Supplemental RSU Incentive Award:	[________________]

Cash Incentive Award Vesting Date:	[________________]

Supplemental RSU Incentive Award Vesting Dates:	[___] Anniversary of Grant Date ([___]) [___] Anniversary of Grant Date ([___])

Subject to the terms of the Agreement, the Cash Incentive Award and Supplemental RSU Incentive Award shall be determined as follows:

•
Except as otherwise provided for in this Agreement and the Plan, the Cash Incentive Award shall be determined based on Corporate Performance Measures and Individual Performance Measures (weighted [___][___] and [___][___], respectively) established by the Committee and set forth in Exhibit A; provided, however, that if the Strategic Performance Measures established by the Committee and set forth in Exhibit B are not achieved, the Cash Incentive Award determined based on the achievement of the Corporate Performance Measures and Individual Performance Measures shall be reduced by up to [___] of the Target Award.

•
Except as otherwise provided for in this Agreement and the Plan, the Supplemental RSU Incentive Award shall be determined based on Strategic Performance Measures established by the Committee and set forth in Exhibit B; provided, however, that the vesting of the Supplemental RSU Incentive Award shall be subject to the Company’s achievement of operating income of [_________] for [____].

The Participant acknowledges receipt of copies of the Incentive Award Agreement, The Western Union Company Severance/Change in Control Policy (Executive Committee Level) (the “Severance/Change in Control Policy”), The Western Union Company Clawback Policy (the “Clawback Policy”) and the Plan (which are incorporated by reference and made a part hereof) and this Incentive Award Acceptance Agreement and agrees to abide by all of the terms and conditions of the Incentive Award Agreement, the Severance/Change in Control Policy, the Clawback Policy and the Plan.
In witness whereof, the parties have executed the Agreement as of _____________, [____].
THE WESTERN UNION COMPANY,
a Delaware corporation

By: _______________________________
Name: _________________________
Title: _________________________
Agreed and Accepted:

______________________________________
Participant

2013 Incentive Awards

INCENTIVE AWARD AGREEMENT
THE WESTERN UNION COMPANY
SENIOR EXECUTIVE ANNUAL INCENTIVE PLAN

Pursuant to the provisions of The Western Union Company Senior Executive Annual Incentive Plan (the “Plan”), _____________________________ (the “Participant”), has been identified as eligible to participate in the Plan for the Performance Period set forth in the Incentive Award Acceptance Agreement and has been determined to be eligible to receive an Incentive Award (the “Award”), upon and subject to the restrictions, terms and conditions set forth in the Incentive Award Acceptance Agreement, the Plan and below. Capitalized terms not defined herein shall have the meanings specified in the Plan.
1.Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Participant shall accept this Agreement by executing the Incentive Award Acceptance Agreement and returning it to the Company at such time as shall be satisfactory to the Company.

2.Service Vesting Requirement. Except as otherwise provided in The Western Union Company Severance/Change in Control Policy (Executive Committee Level) or determined by the Committee, if the Participant’s employment in his current position with the Company terminates for any reason prior to the Cash Incentive Award Vesting Date or the Supplemental RSU Incentive Award Vesting Dates, set forth in the Incentive Award Acceptance Agreement (each, a “Vesting Date”), the Participant shall not be entitled to receive the Cash Incentive Award and/or Supplemental RSU Incentive Award, as applicable.

3.Committee Discretion. Notwithstanding anything herein to the contrary, in all cases, the Committee shall have the sole and absolute discretion, taking into account such factors as the Committee deems appropriate, to determine the amount of the Award payable to the Participant (not to exceed the maximum award set forth in the Incentive Award Acceptance Agreement) or to decide that no payment shall be made.

4.Payment.

(a)    Cash Incentive Award. If the Committee certifies that the applicable Performance Measures have been achieved and has determined the amount and approved the payment of the Cash Incentive Award to the Participant, the Participant shall receive, during the period beginning on [________] and ending on [________] ([________], in the case of a Participant who is not a United States taxpayer) of the calendar year immediately following the year in which the Cash Incentive Award Vesting Date occurs, a lump sum cash payment from the Company in an amount equal to the Cash Incentive Award determined by the Committee, subject to the deduction of taxes and other amounts pursuant to the Plan, unless the Participant is eligible to and elects to defer a permissible portion of the Cash Incentive Award into The Western Union Company Supplemental Incentive Savings Plan (“SISP”) by an election made no later than six months prior to end of the performance period. The Cash Incentive Award is intended to be exempt from Section 409A of the Code as “short-term deferrals,” within the meaning of Treasury regulations promulgated under Section 409A of the Code.
(b)    Supplemental RSU Incentive Award. If the Committee certifies that the applicable Performance Measures have been achieved and has determined the amount and approved the payment of the Supplemental RSU Incentive Award to the Participant, the Participant shall receive a grant of restricted stock units, representing the right to acquire shares of the common stock of the Company, to vest and be settled on the Supplemental RSU Incentive Award Vesting Dates, as set forth in the Incentive Award Agreement, and upon such additional terms and conditions are set forth in The Western Union Company 2006 Long-Term Incentive Plan, the Company’s standard form of restricted stock unit agreement and the Incentive Award Acceptance Agreement. The Supplemental RSU Incentive Award is intended to be exempt from Section 409A of the Code as “short-term deferrals,” within the meaning of Treasury regulations promulgated under Section 409A of the Code.
5.Withholding. All payments under this Agreement are subject to withholding of any federal, state, local or other income, social insurance, payroll or other tax-related items which may be required to be withheld or paid in connection with such award.

6.Award Confers No Rights to Continued Employment. In no event shall the Participant’s eligibility for the Award or its acceptance by the Participant give or be deemed to give the Participant any right to continued employment by the Company, or any Subsidiary or Affiliate of the Company.

7.Nontransferability of Award. The Award and any rights thereunder shall not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process.

8.Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan, the Severance/Change in Control Policy and the Clawback Policy and shall be interpreted in accordance therewith. The Participant hereby acknowledges receipt of a copy of the Plan, the Severance/Change in Control Policy and the Clawback Policy.

9.Meaning of Certain Terms. As used herein, employment by the Company shall include employment by a Subsidiary or an Affiliate of the Company.

10.Administration. The authority to administer and interpret this Agreement shall be vested in the Committee, and the Committee shall have all the powers with respect to this Agreement as it has with respect to the Plan. Any interpretation, determination or other action made or taken by the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

11.Amendment and Termination. The Committee may at any time amend or terminate the Plan. The Committee may, in its sole discretion, reduce or eliminate the Award at any time and for any reason.

12.Special 409A Provisions. Notwithstanding any other provision of this Agreement to the contrary, if any payment hereunder is subject to section 409A of the Code and if such payment is to be paid on account of the Participant’s separation from service (within the meaning of section 409A of the Code), if the Participant is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code), and if any such payment otherwise is required to be made prior to the first day of the seventh month following the Participant’s separation from service, such payment shall be delayed until the first day of the seventh month following the Participant’s separation from service. To the extent that any payments or benefits under this Agreement are subject to section 409A of the Code and are paid or provided on account of the Participant’s termination of employment, the determination as to whether the Participant has had a termination of employment (or separation from service) shall be made in accordance with section 409A and the guidance issued thereunder.

13.Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to the conflicts of laws principles.

14.Statute of Limitations. Any action, claim or lawsuit relating to this Agreement must be filed no more than 6 months after the date of the event that is the subject of the action, claim or lawsuit. The Participant voluntarily waives any statute of limitations to the contrary.

15.Clawback Policy. Notwithstanding any provision of this Agreement to the contrary, if the Board determines that any Incentive Compensation (as defined in the Company’s Clawback Policy) received by or paid to the Participant resulted from any financial result or performance metric that was impacted by the Participant’s misconduct or fraud and that compensation should be recovered from the Participant (such amount being recovered, the “Clawbacked Compensation”), then upon such determination, the Board may recover such Clawbacked Compensation by (a) cancelling all or any portion of the Award (the “Clawbacked Portion”) and, in such case, the Participant shall not be entitled to receive the Clawbacked Portion of the Award and the Clawbacked Portion of the Award shall automatically and without further action of the Company be cancelled, (b) requiring the Participant to repay to the Company or forfeit any portion of the Clawbacked Portion of the Award the Participant has already received or (c) any combination of the remedies set forth in clauses (a) or (b). The foregoing remedies are in addition to and separate from any other relief available to the Company due to the Participant’s misconduct or fraud. Any determination by the Board with respect to the foregoing shall be final, conclusive and binding upon the Participant and all persons claiming through the Participant.